Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2008, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED NOVEMBER 7, 2008
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 7, 2008
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2008 amounted to $16,164,000 compared with $24,397,000 for the third quarter of 2007. Unaudited consolidated net income for the first nine months of 2008 was $58,454,000 compared with $74,741,000 for the first nine months of 2007.
     The decreases in consolidated net income for the 2008 periods were due principally to (1) hurricane losses and expenses of $8.8 million, after taxes, recorded in the third quarter of 2008 in connection with Wesco-Financial Insurance Company’s quota-share reinsurance of 2% of Swiss Re’s property-casualty insurance risks incepting over a five-year period effective in 2008, (2) bank deposit insurance losses of $4.7 million, after taxes, incurred by Kansas Bankers Surety Company in the third quarter, before its decision to exit this line of insurance, essentially over the next 12 months, and (3) increased operating expenses of the furniture rental business due principally to the expansion of its rental relocation services and the initiation of operations in the United Kingdom.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting gain (loss)	$(6,220)	$(581)	$(4,145)	$5,629
Investment income	16,712	17,413	46,585	49,281
CORT furniture rental business	5,083	7,368	14,735	18,904
Precision Steel businesses	521	176	1,416	911
Other	68	21	(137)	16

Consolidated net income	$16,164	$24,397	$58,454	$74,741

Per share	$2.27	$3.43	$8.21	$10.50

     Wesco’s Form 10-Q for the quarter ended September 30, 2008 is expected to be filed electronically with the Securities and Exchange Commission today, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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